SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*



                          Celtrix Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    151186103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                         (Continued on following pages)



                               Page 1 of 13 Pages
                       Exhibit Index Contained on Page 12

-----------------------------------                     ------------------------
CUSIP NO. 151186103                         13 G             Page 2 of 13 Pages
-----------------------------------                     ------------------------

1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Biotechnology Development Fund, L.P. ("BDF")
                     Tax ID Number:    94-3258409
--------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                               (a)   [ ]        (b)   [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
      NUMBER OF           5   SOLE VOTING POWER
        SHARES                1,730,516 shares, except that BioAsia, the general
     BENEFICIALLY             partner of BDF, and Kung, Leung and Engleman,
OWNED BY EACH REPORTING       members of BioAsia may be deemed to have
        PERSON                shared power to vote these shares.
         WITH
                         ---  -------------------------------------------------
                          6   SHARED VOTING POWER
                              2,730,516 shares.  See response to Row 5.  The
                              2,730,516 shares includes 1,000,000 shares which
                              BDF may be deemed to have shared power to vote
                              through a 24.8% limited partnership interest in
                              Biotechnology Development Fund III, L.P. ("BDF
                              III").  BDF III directly owns 1,000,000 shares
                              of the issuer which represents 4.0% of the
                              outstanding shares of the class.
                         ---  -------------------------------------------------
                          7   SOLE DISPOSITIVE POWER
                              1,730,516 shares, except that BioAsia, the
                              general partner of BDF, and Kung,  Leung and
                              Engleman, members of BioAsia may be deemed to
                              have shared power to dispose of these shares.
                         ---  -------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              2,730,516 shares.  See response to Row 5.  The
                              2,730,516 shares includes 1,000,000 shares which
                              BDF may be deemed to have shared power to dispose
                              to dispose of an additional 1,000,000 shares
                              through a 24.8% limited partnership interest in
                              BDF III.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON
            2,730,516 shares.  The 2,730,516 shares includes beneficial ownership of a prorata share of an additional 1,000,000 shares through a 24.8% limited partnership interest in BDF III.
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*
                                                            N/A            [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           10.9%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                           PN
--------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------                     ------------------------
CUSIP NO. 151186103                         13 G             Page 2 of 13 Pages
-----------------------------------                     ------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Biotechnology Development Fund III, L.P. ("BDF III")
                     Tax ID Number:    77-0474834
--------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   [ ]        (b)   [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
       NUMBER OF          5   SOLE VOTING POWER
        SHARES                1,000,000 shares, except that BDF, BioAsia, the
     BENEFICIALLY             general partner of BDF III and BDF, and Kung,
OWNED BY EACH REPORTING       Leung and Engleman, members of BioAsia may be
        PERSON                deemed to have shared power to vote these shares.
         WITH
                         ---  --------------------------------------------------
                          6   SHARED VOTING POWER
                              0
                         ---  --------------------------------------------------
                          7   SOLE DISPOSITIVE POWER
                              1,000,000 shares, except that BDF, BioAsia, the
                              general partner of BDF III and BDF, and Kung,
                              Leung and Engleman, members of BioAsia may be
                              deemed to have shared power to dispose of these
                              shares.
                         ---  --------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                    1,000,000 shares
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                          N/A            [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            4.0%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------                     ------------------------
CUSIP NO. 151186103                         13 G             Page 2 of 13 Pages
-----------------------------------                     ------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     BioAsia Investments, LLC ("BioAsia")
                     Tax ID Number:    94-3258407
--------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   [ ]        (b)   [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            California
--------------------------------------------------------------------------------
      NUMBER OF           5   SOLE VOTING POWER
        SHARES                0
     BENEFICIALLY
OWNED BY EACH REPORTING
        PERSON
         WITH
                         ---  --------------------------------------------------
                          6   SHARED VOTING POWER
                              2,730,516 shares, 1,730,516 of which are directly
                              owned by BDF and 1,000,000 of which are owned
                              directly by BDF III.  BioAsia is the general
                              partner of BDF and BDF III and may be deemed to
                              have shared power to vote these shares.
                         ---  --------------------------------------------------
                          7   SOLE DISPOSITIVE POWER
                              0
                         ---  --------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              2,730,516 shares, 1,730,516 of which are directly
                              owned by BDF and 1,000,000 of which are owned by
                              BDF III.  BioAsia is the general partner of BDF
                              and BDF III and may be deemed to have shared power
                              to dispose of these shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                   2,730,516 shares.
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                          N/A            [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           10.9%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                             PN
--------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------                     ------------------------
CUSIP NO. 151186103                         13 G             Page 2 of 13 Pages
-----------------------------------                     ------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Frank Kung ("Kung")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   [ ]        (b)   [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
      NUMBER OF           5   SOLE VOTING POWER
        SHARES                0
     BENEFICIALLY
OWNED BY EACH REPORTING
        PERSON
         WITH
                         ---  --------------------------------------------------
                          6   SHARED VOTING POWER
                              2,730,516 shares, 1,730,516 of which are directly
                              owned by BDF and 1,000,000 of which are owned
                              directly by BDF III.  Kung is a member of BioAsia
                              and may be deemed to have shared power to vote
                              these shares.
                         ---  --------------------------------------------------
                          7   SOLE DISPOSITIVE POWER
                              0
                         ---  --------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              2,730,516 shares, 1,730,516 of which are directly
                              owned by BDF and 1,000,000 of which are owned by
                              BDF III.  Kung is a member of BioAsia and may be
                              deemed to have shared power to dispose of these
                              shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                   2,730,516 shares.
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                          N/A            [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           10.9%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------                     ------------------------
CUSIP NO. 151186103                         13 G             Page 2 of 13 Pages
-----------------------------------                     ------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Anselm Leung ("Leung")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   [ ]        (b)   [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
      NUMBER OF           5   SOLE VOTING POWER
        SHARES                0
     BENEFICIALLY
OWNED BY EACH REPORTING
        PERSON
         WITH
                         ---  --------------------------------------------------
                          6   SHARED VOTING POWER
                              2,730,516 shares, 1,730,516 of which are directly
                              owned by BDF and 1,000,000 of which are owned
                              directly by BDF III.  Leung is a member of BioAsia
                              and may be deemed to have shared power to vote
                              these shares.
                         ---  --------------------------------------------------
                          7   SOLE DISPOSITIVE POWER
                              0
                         ---  --------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              2,730,516 shares, 1,730,516 of which are directly
                              owned by BDF and 1,000,000 of which are owned by
                              BDF III.  Leung is a member of BioAsia and may be
                              deemed to have shared power to dispose of these
                              shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                   2,730,516 shares.
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                          N/A            [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           10.9%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------                     ------------------------
CUSIP NO. 151186103                         13 G             Page 2 of 13 Pages
-----------------------------------                     ------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Edgar Engleman ("Engleman")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   [ ]        (b)   [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
      NUMBER OF           5   SOLE VOTING POWER
        SHARES                0
     BENEFICIALLY
OWNED BY EACH REPORTING
        PERSON
         WITH
                         ---  --------------------------------------------------
                          6   SHARED VOTING POWER
                              2,730,516 shares, 1,730,516 of which are directly
                              owned by BDF and 1,000,000 of which are owned
                              directly by BDF III.  Engleman is a member of
                              BioAsia and may be deemed to have shared power to
                              vote these shares.
                         ---  --------------------------------------------------
                          7   SOLE DISPOSITIVE POWER
                              0
                         ---  --------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              2,730,516 shares, 1,730,516 of which are directly
                              owned by BDF and 1,000,000 of which are owned by
                              BDF III.  Engleman is a member of BioAsia and may
                              be deemed to have shared power to dispose of these
                              shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                   2,730,516 shares.
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                          N/A            [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           10.9%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER

                  Celtrix Pharmaceuticals, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  2033 Gateway Place, Suite 600
                  San Jose, CA 95110

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Biotechnology Development Fund, L.P. ("BDF"), Biotechnology Development Fund III, L.P. ("BDF III"), BioAsia Investments, LLC ("BioAsia"), Frank Kung ("Kung"), Anselm Leung ("Leung"), and Edgar Engleman ("Engleman"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  BioAsia is the general partner of BDF and BDF III, and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by BDF or beneficially owned by BDF through a 24.8% limited partnership interest in BDF III. Kung, Leung, and Engleman are members of BioAsia and may be deemed to have indirect beneficial ownership of the shares of issuer directly and indirectly owned by BDF and directly owned by BDF III.

                  BioAsia hereby disclaims beneficial ownership of shares of the issuer directly owned by BDF and BDF III except to the extent of any indirect pecuniary interest therein. Keung, Leung, and Engleman hereby disclaim beneficial ownership of the shares held by BDF and BDF III except to the extent of any respective indirect pecuniary interest therein.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  BioAsia Investments, LLC, 575 High Street, Suite 201, Palo Alto, CA 94301

ITEM 2(C)         CITIZENSHIP

                  BDF is a Delaware limited partnership. BDF III is a Delaware limited partnership. BioAsia is a California limited liability company. Kung, Leung and Engleman are United States citizens.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 151186103

 ITEM 3.          Not Applicable

ITEM 4.  OWNERSHIP

                  (a)      Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                  (b)      Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                  (c)      Number of shares as to which such person has:

                                 (i)    Sole power to vote or to direct the
                                        vote:

                                        See Row 5 of cover page for each
                                        Reporting Person.

                                 (ii)   Shared power to vote or to direct the
                                        vote:

                                        See Row 6 of cover page for each
                                        Reporting Person.

                                 (iii) Sole power to dispose or to direct the disposition of:

                                        See Row 7 of cover page for each
                                        Reporting Person.

                                 (iv) Shared power to dispose or to direct the disposition of:

                                        See Row 8 of cover page for each
                                        Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON.

                  Under certain circumstances set forth in the limited partnership agreements of BDF and BDF III and the limited liability company operating agreement of BioAsia, the general and limited partners of BDF and BDF III and the members of BioAsia each may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as applicable.

                                                                    Page 10 of
13

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.          CERTIFICATION.

                  Not applicable

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1999


                                       Biotechnology Development Fund, L.P.

                                       By:   BioAsia Investments, LLC
                                       Its:  General Partner


                                           By:  /s/ Frank Kung
                                              -----------------------------
                                               Frank Kung, Member



                                       Biotechnology Development Fund III, L.P.

                                       By:   BioAsia Investments, LLC
                                       Its:  General Partner


                                             By:  /s/ Frank Kung
                                                -------------------------------
                                                  Frank Kung, Member



                                       BioAsia Investments, LLC


                                       By:  /s/ Frank Kung
                                          -------------------------------
                                            Frank Kung, Member



                                       /s/ Frank Kung
                                       ----------------------------------
                                       FRANK KUNG


                                       /s/ Anselm Leung
                                       ----------------------------------
                                       ANSELM LEUNG


                                       /s/ Edgar Engleman
                                       ----------------------------------
                                       EDGAR ENGLEMAN

                                  EXHIBIT INDEX


                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------

Exhibit A:  Agreement of Joint Filing                               Page 13

                                    EXHIBIT A



                            Agreement of Joint Filing

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Celtrix Pharmaceuticals, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

         Executed this 12th day of February, 1999.


                                       Biotechnology Development Fund, L.P.

                                       By:   BioAsia Investments, LLC
                                       Its:  General Partner


                                           By:  /s/ Frank Kung
                                              -----------------------------
                                               Frank Kung, Member



                                       Biotechnology Development Fund III, L.P.

                                       By:   BioAsia Investments, LLC
                                       Its:  General Partner


                                             By:  /s/ Frank Kung
                                                -------------------------------
                                                  Frank Kung, Member



                                       BioAsia Investments, LLC


                                       By:  /s/ Frank Kung
                                          -------------------------------
                                            Frank Kung, Member



                                       /s/ Frank Kung
                                       ----------------------------------
                                       FRANK KUNG


                                       /s/ Anselm Leung
                                       ----------------------------------
                                       ANSELM LEUNG


                                       /s/ Edgar Engleman
                                       ----------------------------------
                                       EDGAR ENGLEMAN